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                                                                    EXHIBIT 12.1

 Statement of Computation of Earnings to Fixed Charges and Preferred Stock Dividend Requirements for the three month periods ended March 31, 2000 and March 31, 1999

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

                                                              For the three months ended
                                                      March 31, 2000             March 31, 1999
                                                   --------------------       --------------------
            Net income                              $           37,575         $           29,032
            Interest expense                                    31,039                     34,358
            Amortization of capitalized interest                    45                         23
                                                   --------------------       --------------------
            Earnings before interest                            68,659                     63,413

            Interest expense                                    31,039                     34,358
            Interest capitalized                                 1,063                        311
            Interest portion of rentals                             88                         88
            Preferred dividends                                    875                        875
                                                   --------------------       --------------------
            Fixed charges and preferred stock
                 dividend requirements                          33,065                     35,632

            Earnings to fixed charges and preferred
                 stock dividend requirements                      2.08                       1.78
                                                   ====================       ====================
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